Exhibit 99.2

MODULAR MEDICAL, INC.

  UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2016

	Quasuras	Modular Medical	Combined Historical		Proforma Adjustments	Combined Pro Forma
CURRENT ASSETS
Cash and cash equivalents	$389,623	$—	$389,623	#1	$375,000
				#3	(2,098)
				#4	(128,000)
				#5	5,106,872	$5,741,397
TOTAL ASSETS	$389,623	$—	$389,623		$5,351,774	$5,741,397

CURRENT LIABILITIES
Accounts payable to related party	$—	$62,671	$62,671			$62,671
Payable to related party	9,784	131,092	140,876	#4	(128,000)	12,876
TOTAL LIABILITIES	9,784	193,763	203,547		(128,000)	75,547

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	500,000	1,250	501,250	#1	2,900
				#2	(55)
				#3	(105)
				#5	7,801
				#6	(2,900)
				#7	7,582
				#8	(500,000)	16,473
Additional paid in capital	(100,000)	82,828	(17,172)	#1	372,100
				#2	55
				#3	(1,993)
				#5	5,099,071
				#6	2,900
				#7	(7,582)
				#8	222,159	5,669,537
Accumulated deficit	(20,161)	(277,841)	(298,002)		277,841	(20,161)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	379,839	(193,763)	186,076		5,479,774	5,665,850

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$389,623	$—	$389,623		$5,351,774	$5,741,397

Proforma Adjustments:

#1	Cash	375,000
	Common stock		2,900
	APIC		372,100
	(for to the 2,900,000 shares sold to Manchester LLP for $375,000)

#2	Common stock	55
	APIC		55
	(for the 544,900 shares of former directors cancelled)

#3	Common stock	105
	APIC	1,993
	Cash		2,098
	(for the 104,916 shares owned by Thomas Howell cancelled in exchange for cash)

#4	Payable to related party	128,000
	Cash		128,000
	(for the cash paid t Thomas Howell for the monies owed by the Company)

#5	Cash	5,106,872
	APIC	41,928
	Common stock		7,801
	APIC		5,140,999
	(for the 7,801,212 shares issued for cash and $41,928 finance fee paid)

#6	Common stock	2,900
	APIC		2,900
	(for the 2,900,000 shares cancelled)

#7	APIC	7,582
	Common stock		7,582
	(for the 7,582,000 common shares issued for reverse merger)

#8	Common stock	500,000
	APIC	(100,000)
	Accumulated deficit		277,841
	APIC		122,159
	(for the reorganization)

MODULAR MEDICAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE YEAR ENDED JUNE 30, 2016

UNAUDITED

	Quasuras	Modular Medical	Combined Historial	Proforma Adjustments	Pro Forma

Revenue, net	$—	$—	$—	—	$—

Operating expenses:
Legal and professional	17,401		17,401		17,401
General and administration expenses	4,457	13,163	17,620		17,620
Total operating expenses	21,858	13,163	35,021		35,021

Loss from operations	(21,858)	(13,163)	(35,021)		(35,021)

Other income (expense)
Interest income	1,697	—	1,697		1,697
Interest expense	—	(17,921)	(17,921)		(17,921)
Total other income (expense)	1,697	(17,921)	(16,224)		(16,224)

Loss before income tax provision	(20,161)	(31,084)	(51,245)		(51,245)

Income tax provision	—	—	—		—

Net loss	$(20,161)	$(31,084)	$(51,245)		$(51,245)

Earnings per share:
Basic	$(0.003)	$(0.025)	$(0.01)		$(0.00)

Diluted	$(0.003)	$(0.025)	$(0.01)		$(0.00)

Weighted average number of shares outstanding:
Basic	8,000,000	1,249,816	9,249,816	6,733,396	15,983,212

Diluted	8,000,000	1,249,816	9,249,816	6,733,396	15,983,212

MODULAR MEDICAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE NINE MONTH PERIOD ENDED MARCH 31, 2017

UNAUDITED

	Quasuras	Modular Medical	Combined Historial	Proforma Adjustments	Pro Forma

Revenue, net	$—	$—	$—	—	$—

Operating expenses:
Legal and professional	7,505	—	7,505		7,505
General and administration expenses	62	10,912	10,974		10,974
Total operating expenses	7,567	10,912	18,479		18,479

Loss from operations	(7,567)	(10,912)	(18,479)		(18,479)

Other income (expense)
Interest income	799	—	799		799
Interest expense	—	(15,508)	(15,508)		(15,508)
Total other income (expense)	799	(15,508)	(14,709)		(14,709)

Loss before income tax provision	(6,768)	(26,420)	(33,188)		(33,188)

Income tax provision	800	—	800		800

Net loss	(7,568)	(26,420)	(33,988)		(33,988)

Loss per share:
Basic	$(0.001)	$(0.021)	$(0.00)		$(0.00)

Diluted	$(0.001)	$(0.021)	$(0.00)		$(0.00)

Weighted average number of shares outstanding:
Basic	5,630,769	1,249,816	6,880,585	9,102,627	15,983,212

Diluted	5,630,769	1,249,816	6,880,585	9,102,627	15,983,212

Note 1 — Basis of presentation

The unaudited pro forma condensed combined financial statements are based on Modular Medical, Inc. and Quasuras, Inc.’s historical consolidated financial statements as adjusted to give effect to the Reorganization and Share Exchange Agreement. The unaudited pro forma combined statements of operations for the (i) nine months period ended March 31, 2017 for Modular Medical, Inc. with nine months ended December 31, 2016 for Quasuras, Inc.; and (ii) the 12 months ended June 30, 2016 for Modular Medical, Inc. with twelve months ended March 31, 2016 for Quasuras, Inc, give effect to the Reorganization and Share Exchange Agreement as if it had occurred on July 1, 2015. The unaudited pro forma combined balance sheet as of June 30, 2016 gives effect to the Reorganization and Share Exchange Agreement as if it had occurred on July 1, 2015.

Note 2 — Preliminary purchase price allocation

On July 24 2017, Modular Medical, Inc completed a Reorganization and Share Exchange Agreement, by and among, the Company, Paul M. DiPerna, the sole officer and director and the controlling stockholder of Quasuras Inc., a Delaware company (“Quasuras”), 2 other Quasuras Shareholders and Quasuras, Inc., the Company acquired all 4,400,000 shares of Quasuras’ common stock owned by the 3 Quasuras Shareholders (which represented 100% of the issued and outstanding shares of Quasuras) for 7,582,000 shares of our common stock, resulting in Quasuras becoming our wholly-owned subsidiary (the “Acquisition”) and Mr. DiPerna owning approximately 47% of our issued and outstanding common stock, after giving effect to the Private Placement (as defined below) and the Share Cancellation (as defined below). The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the equity and accumulated deficit reorganization and preliminary liabilities reorganization based on management’s best estimates of fair value. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet

(1) Reflects the Common Stock Purchase Agreement dated as of April 5, 2017 by and among Manchester Explorer, LP, a Delaware limited partnership (“Manchester”), Modular Medical and certain person named therein (the “SPA”) Manchester purchased from Modular Medical (the “Control Block Acquisition”) 2,900,000 shares (the “Control Block”), of newly issued, restricted common stock, par value, $0.001, per share, for a purchase price of $375,000.

(2) Reflects the cancellation of 544,900 shares owned by the former directors.

(3) Reflects the cancellation of 104,916 shares owned by Thomas J. Howells in consideration of the payment of $2,098.32.

(4) Reflects the payment of $128,000 to Thomas Howell in satisfaction of amounts due to him.

(5) Reflects the 7,801,212 shares issued for cash and $41,928 finance fee paid.

(6) Reflects the cancellation of the 2,900,000 shares issued to Manchester Explorer LP.

(7) Reflects the 7,582,000 common shares issued for the reverse merger under the Reorganization and Share Exchange Agreement.

(8) Reflects the reorganization of equity.